Exhibit 6.988

ROYALTY AGREEMENT

This Royalty Agreement (the “Agreement”) is entered into as of this 15th day of March, 2021 (the “Effective Date”) by and between ETruck Transportation, LLC., a Nebraska limited liability company (the “Company”), and Principal Solar, Inc., a Delaware corporation (“PSWW” and together with the Company, the “Parties”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the Parties hereby agree as follows:

1.              Term. This Agreement shall be in effect from the Effective Date through December 31, 2071 (the “Term”).

2.	Payment of Royalties. During the Term, the Company shall pay PSWW an amount equal to $500.00 per truck or vehicle sold of any class (the “Royalties”). The obligation to pay the Royalties shall not be contingent on any factor and is irrevocable. Royalties shall be paid on a Bi-Annual Basis. The additional payment ( up to 5% EBITDA) to be paid annually.

The Effect of such additional 5% EBITDA allows Principal Solar to receive a minimum of royalty of $1,000 and a maximum royalty $2,000 for the first 3000 units (engine systems) sold. Thereafter the minimum Royalty to Principal Solar will be $1000 per unit and 5% of EBITDA as calculated by the Annual PCAOB Financial Audit of Etrucks. The minimum Royalty to paid on a Bi-Annual Basis. The additional Royalty (5% EBITDA) to be paid annually.

If Principal Solar Fails to contribute $5 Million to the operating subsidiary during the 8 Month Period from March, ETrucks has the right to pro -rate (adjust) the royalty and annual cash share of profit owed to Principal, or the companies can extend the 8 month period

3.              Books and Records. The Company shall maintain full and accurate books and records related to the receipt of truck and vehicle sale revenue and shall offer PSWW bank account “view access” of customer deposits (Conversion System Revenue) in order to ensure that the Company is meeting its obligations to PSWW as provided in Section 2 of this Agreement. If any review of the books and records of the Company indicates that it has failed to properly account to PSWW and the amount due PSWW , the Company shall promptly pay to PSWW the sum due.

4.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

5.              Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors, and assigns.

6.              Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:

PSWW:	Principal Solar, Inc.
100 Crescent Court, Suite 700
Dallas, Texas 75201
Attn: K. Bryce Toussaint, CEO
Email: ______________________

The Company:	ETruck Transportation, LLC.
P.O. Box 540698
Omaha, NE 68154
Attn: ______________________
Email: ______________________

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

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7.                  Attorneys’ Fees. If there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach, or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and expenses (including such fees and costs on appeal).

8.                  Oral Evidence. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver, discharge, or termination is sought.

9.                  Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

10.              Governing Law. All claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Texas without regard to choose of law considerations.

11.              Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF the parties hereto have set their hand as of the Effective Date.

ETRUCK TRANSPORTATION, LLC, A Nebraska Limited Liability Company

By: _____________________________
____________________, Its _________

PRINCIPAL SOLAR, INC., A Delaware corporation

By: /s/ K. Bryce Toussaint
K. Bryce Toussaint, CEO